CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 24, 2025, relating to the financial statements and financial highlights of Eubel Brady & Suttman Income and Appreciation Fund and Eubel Brady & Suttman Income Fund, each a series of Eubel Brady & Suttman Mutual Fund Trust, which are included in Form N-CSR for the year ended July 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Fund Service Providers” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

November 24, 2025

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